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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1993 or Suspension of Duty to File Reports Under
          Sections 13 and 159d) of the Securities Exchange Act of 1934

                                    0-18015
                            (Commission File Number)

                            ------------------------

                           CUPERTINO NATIONAL BANCORP
             (Exact name of registrant as speciied in its charter)

          20230 STEVENS CREEK BOULEVARD, CUPERTINO, CALIFORNIA  95014
                                 (408) 996-1144
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


        Rule 12g-4(a)(1)(i)       [X]     Rule 12h-3(b)(1)(ii)      [_]
        Rule 12g-4(a)(1)(ii)      [_]     Rule 12h-3(b)(2)(i)       [_]
        Rule 12g-4(a)(2)(i)       [_]     Rule 12h-3(b)(2)(ii)      [_]
        Rule 12g-4(a)(2)(ii)      [_]     Rule 15d-6                [_]
        Rule 12h-3(b)(1)(i)       [_]

Approximate number of holders of record as of the certification or notice date:
                                       0

 Pursuant to the requirements of the Securities Exchange Act of 1934, Cupertino National Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  December 10, 1996      By:    /s/ David L. Kalkbrenner
                                     ------------------------------
                                       David L. Kalkbrenner
                                       Chief Executive Officer
                                       Greater Bay Bancorp